UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 25, 2021

Frequency Electronics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-8061	11-1986657
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

55 Charles Lindbergh Blvd.,

Mitchel Field, New York 11553

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (516) 794-4500

(Former name or former address, if changed since last report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (par value $1.00 per share)	FEIM	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.         Entry into a Material Definitive Agreement.

On August 25, 2021, Frequency Electronics, Inc. (the “Company”) settled its dispute with Martin B. Bloch, the Company’s former Chief Scientist and a former member of the Company’s Board of Directors (the “Board”).

As previously disclosed, on January 28, 2020, Mr. Bloch filed a complaint against the Company and certain members of the Board, in their capacity as Board members (collectively, the “Director Defendants”), in the Supreme Court of the State of New York, County of Nassau, asserting seven claims in connection with the “for cause” termination of Mr. Bloch’s employment by the Company’s Board on January 27, 2020. With the filing of an amended complaint on May 12, 2020, certain claims against the Company and the Director Defendants were withdrawn, and on September 22, 2020, three of the four remaining claims, including all of the remaining claims against the Director Defendants, were dismissed by the court.  Also as previously disclosed, Mr. Bloch initiated two arbitration proceedings related to his deferred compensation agreements.  The Company denied Mr. Bloch’s claims and allegations in the litigation and arbitration proceedings.

Under the Agreement on Material Terms of Settlement (the “Settlement Terms”), dated August 25, 2021, between and among the Company, the Director Defendants, and the Compensation Committee, in its capacity as administrator under the deferred compensation agreements, and Mr. Bloch and certain members of Mr. Bloch’s family, in full and complete settlement of all claims asserted and all sums sought by Mr. Bloch in the litigation and arbitration proceedings, the Company has agreed to pay Mr. Bloch $6 million on or before September 24, 2021. Prior to the termination of Mr. Bloch’s employment and commencement of the litigation and arbitration proceedings, the Company had been regularly accruing amounts pertaining to Mr. Bloch’s post-employment deferred compensation retirement benefits.  As of July 31, 2021, the Company had accrued $6 million for deferred compensation and contingent liability in connection with the settlement with Mr. Bloch.  The settlement will result in a net expense of $650,000 to the Company and will eliminate further legal expenses with respect to the dispute between Mr. Bloch and the Company.  This net expense for financial statement purposes will be recognized in the first quarter of fiscal 2022.  Additionally, the Settlement Terms include general releases between and among parties to the agreement.  As reflected in the Settlement Terms, the settlement is not an admission of any wrongdoing by the Company.

The Settlement Terms are binding on the parties thereto, although it is the parties’ intention to enter into a more formal written settlement agreement.  The description of the Settlement Terms contained herein does not purport to be complete and is qualified in its entirety by reference to the more formal written settlement agreement, a copy of which will be filed as an exhibit to the Company’s Form 10-Q for the quarter ended October 31, 2021, and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 27, 2021

FREQUENCY ELECTRONICS, INC.

By:	/s/ Steven L. Bernstein
Name:	Steven L. Bernstein
Title:	Chief Financial Officer, Secretary and Treasurer